THE LOEWEN GROUP INC.                                              Exhibit 12.2
                                                                       For 10 K
COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO (UNDER US GAAP)
EXPRESSED IN THOUSANDS OF U.S. DOLLARS


                                                                            1997        1996         1995       1994       1993
                                                                        --------    --------    ----------   -------    -------

Earnings (loss) before income taxes                                     $ 43,290    $ 87,765    $(125,539)   $57,877    $44,374

Fixed charges included in earnings before income taxes
  Interest on long-term debt                                             125,450      88,932       50,913     34,203     21,801
  Amortization of deferred finance costs                                   7,014       4,171        1,512      1,139        832
  Dividends on preferred securities of subsidiary                          7,088       7,088        7,088      2,678         --
                                                                        --------    --------    ----------   -------    -------
                                                                         139,552     100,191       59,513     38,020     22,633
                                                                        --------    --------    ----------   -------    -------

Earnings (loss)                                                         $182,842    $187,956    $ (66,026)   $95,897    $67,007
                                                                        --------    --------    ----------   -------    -------
                                                                        --------    --------    ----------   -------    -------

Fixed charges
  Fixed charges included in earnings before income taxes                $139,552    $100,191    $  59,513    $38,020    $22,633
  Capitalized interest                                                     2,093       2,092        2,722      1,128        117
                                                                        --------    --------    ----------   -------    -------
Total fixed charges                                                     $141,645    $102,283    $  62,235    $39,148    $22,750
                                                                        --------    --------    ----------   -------    -------
                                                                        --------    --------    ----------   -------    -------

Ratio of earnings to fixed charges                                           1.3 X       1.8 X          --       2.4 X      2.9 X
                                                                        --------    --------    ----------   -------    -------
                                                                        --------    --------    ----------   -------    -------

(1) The 1995 loss is not sufficient to cover fixed charges by a total of approximately $128.3 million, and as such the ratio of earnings to fixed charges has not been computed.